Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP ANNOUNCES THE AVAILABILITY OF THERMO SCIENTIFIC IMMUNOCAP™ ALLERGY TESTING PRODUCTS

Burlington, NC, February 24, 2014 -- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today the availability of Thermo Scientific ImmunoCAP™ allergy testing products from Thermo Fisher Scientific, Inc. (NYSE: TMO).

Allergies affect approximately 60 million individuals within the U.S. and this population is growing. In addition to the more commonly associated symptoms of allergies such as sneezing, congestion, runny nose, hives and itchy, watery eyes, there are also more significant symptoms such as fatigue, headache, malaise, eczema and chronic sinusitis. There is also a well-documented relationship between allergies and asthma.

LabCorp provides innovative testing technologies that facilitate earlier and more accurate diagnosis, treatment and monitoring of diseases and medical conditions. The agreement provides LabCorp with access to Thermo Fisher’s unmatched ImmunoCAP allergy testing portfolio of more than 600 allergens and 100 allergen components. “LabCorp offers an extensive test menu which supports a diagnosis of allergy and, just as importantly, can assist in ruling out allergies as a source of symptoms and thereby suggest other etiologies,” said Dr. Mark Brecher, LabCorp’s Chief Medical Officer. “We will continue to offer a comprehensive range of tests for regional allergies, food allergies, oral allergy syndrome, pediatric allergens and workplace allergy exposures, and we will develop customized panels to improve treatment practices and enhance patient outcomes.”

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.8 billion in 2013, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our website at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2012, and subsequent SEC filings, and will be available in the Company’s Form 10-K for the year ended December 31, 2013, when filed.

Thermo Scientific and ImmunoCAP are trademarks of Thermo Fisher Scientific, Inc.